UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

PROVIDIAN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12897	94-2933952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street
San Francisco, California		94105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 543-0404

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On May 4, 2005, the Board of Directors of Providian Financial Corporation (the “Company”) approved a revision to the compensation arrangements for the Company’s non-employee directors, effective beginning June 1, 2005. The annual basic retainer payable to each non-employee director has been increased to $65,000.  The chair of the Audit and Compliance Committee will receive an additional annual retainer of $16,000, and each other committee chair will receive an additional annual retainer of $12,000. Audit and Compliance Committee members (other than the committee chair) will receive an additional annual retainer of $8,000, and each member (other than the chair) of each other committee will receive an additional annual retainer of $6,000. The other components of non-employee director compensation, including annual equity compensation, remain unchanged.

A summary sheet containing the material terms of the Company’s non-employee director compensation arrangements is attached hereto as Exhibit 10.1.

On May 5, 2005, the shareholders of the Company approved the material terms of the Company’s Management Incentive Plan, as amended and restated March 14, 2005 (as so amended and restated, the “Plan”). A copy of the Plan was attached as Appendix III to the Company’s proxy statement for the Company’s 2005 Annual Meeting of Stockholders and was also filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for 2004.

The material terms of the Management Incentive Plan that were amended were the addition of several objective performance goals and the increase in the individual bonus limit to $3,000,000.  The Plan provides that “key employees” of the Company, as determined by the Human Resources and Compensation Committee of the Company’s Board of Directors and which may include the Company’s executive officers, are eligible for awards under the Plan. Bonus payments under the Plan may be made not only in cash, but also in the form of any award available under the Company’s 2000 Stock Incentive Plan or the Company’s 1999 Non-Officer Equity Incentive Plan, as determined by the Human Resources and Compensation Committee. The payment to each participant is based on an individual bonus target for the performance period set by the Human Resources and Compensation Committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by the Human Resources and Compensation Committee for such performance period. The performance goals may include, without limitation, one or more of the following objectively measurable performance factors: (i) earnings; (ii) earnings per share; (iii) revenue; (iv) expenses; (v) net interest margin; (vi) return on equity or assets; (vii) operating income; (viii) cash flow; (ix) risk adjusted margin; (x) stock price; (xi) assets; (xii) ratio of nonperforming to performing assets; (xiii) net interest income; (xiv) revenue growth; (xv) total shareholder return; (xvi) market share; (xvii) charge-offs; (xviii) non-performing assets; and/or (xix) net income, each with respect to the Company and/or one or more of its affiliates or operating units. The bonus payable to a participant who is not a covered executive may also be based on other performance factors. A performance period is any period up to 36 months in duration. The performance period, individual bonus target, and performance goal(s) will be adopted by the Human Resources and Compensation Committee in its sole discretion with respect to each performance period and, for covered executives under Section 162(m) of the Internal Revenue Code, must be adopted no later than the latest time permitted by the Internal Revenue Code in order for bonus payments pursuant to the Plan to be deductible under Section 162(m).

The Plan provides that no bonus in excess of $3,000,000 will be paid under the Plan to any participant for any performance period. The previous limit for any performance period under the 2000 Management Incentive Plan was 200% of the annualized highest rate of base salary paid to any executive of the Company with respect to 1999, as reported in the Company’s 2000 Proxy Statement.  Further, the Human Resources and Compensation Committee, in its sole discretion, may eliminate or reduce the amount of an award otherwise payable to a participant with respect to any performance period.  In the case of participants that are not covered executives under Section 162(m), the Human Resources and Compensation Committee, in its sole discretion, may also increase the amount of an award otherwise payable to a participant with respect to any performance period.  The payment of a bonus for a given performance period generally requires the participant to be employed by the Company as of the date the bonus is paid.  The Company and/or the Human Resources and Compensation Committee, in their sole discretion, may also pay bonuses outside of and independent of the Plan to any participant.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)           Effective May 6, 2005, J. David Grissom resigned from the Board of Directors of the Company.

Item 9.01               Financial Statements and Exhibits

(c)           Exhibit

The following exhibit is filed herewith:

10.1                           Non-Employee Director Compensation Summary Sheet

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION
(Registrant)

Date: May 6, 2005	By:	/s/ Anthony F. Vuoto
Anthony F. Vuoto
Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit

10.1         Non-Employee Director Compensation Summary Sheet